Tactile Systems Technology, Inc.

EXECUTIVE EMPLOYEE SEVERANCE PLAN

Adopted:	01-Nov-2018
Amended and Restated:	15-Oct-2024

I.INTRODUCTION

Tactile Systems Technology, Inc. (the “Company”) has established the Tactile Systems Technology, Inc. Executive Employee Severance Plan (the “Plan”) to provide severance pay and other benefits to eligible executive-level employees of the Company whose employment terminates under certain covered circumstances. The Company, in its complete and sole discretion, will determine who is an eligible employee under the Plan, the requirements to receive severance benefits under the Plan, and the amount of any severance benefits under the Plan.

This Plan supersedes and replaces any policy, plan or practice that may have existed in the past regarding the payment of severance benefits to eligible employees.

This document is both the “Plan document” and the “Summary Plan Description” for the Plan.

II.ELIGIBILITY

All employees designated by the Company’s Board of Directors (“Board”) or a committee thereof as eligible to be a participant in the Plan are eligible to become participants in the Plan. An eligible employee becomes a participant (“Participant”) as of the later of (i) the effective date of this Plan or (2) the date he or she is first classified by the Board or a committee thereof as an eligible employee. In order for an eligible employee to become a Participant under this Plan the eligible employee must sign a Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement (or similarly titled agreement) in a form approved by the Board or a committee thereof, unless such requirement is waived in writing by the Board or a committee thereof. You will cease to be a Participant in this Plan when you cease to be designated by the Board or a committee thereof as eligible to be a participant in the Plan.

III.SEVERANCE EVENTS

In general, if you are an eligible Participant in this Plan, and you comply with all provisions and requirements of the Plan, then you will receive severance benefits if your employment with the Company is terminated (either before a Change in Control or within 12 months following a Change in Control) (i) at the initiative of the Company other than for Cause or (ii) by you for Good Reason. These concepts are described in detail below.

“For Cause”. You will not be eligible for benefits under this Plan if your employment is terminated by the Company “for Cause.” “Cause” means:

(i)	an act or acts of dishonesty undertaken by you and intended to result in personal gain or enrichment of you or others at the expense of the Company;
(ii)	unlawful conduct or gross misconduct by you that, in either event, is materially injurious to the Company;
(iii)	you being convicted of a felony; or
(iv)	any material breach by you of any terms or conditions of any written agreement between you and the Company which breach has not been cured by you within 15 days after written notice thereof to you from the Company.

For the purposes of clauses (ii) and (iv) above, no act or failure to act on your part shall be considered “Cause” if done by you pursuant to specific authorization evidenced by a resolution duly adopted by the

Board or pursuant to specific advice given by counsel for the Company, unless such specific authorization or advice results in whole or in part from material misrepresentations or omissions by you.

“Good Reason”. If you initiate the termination of your employment with the Company, you will be eligible for Plan benefits only if you terminated with Good Reason, as defined below.

“Good Reason” means the occurrence of any of the following events without your consent:

(i)	the assignment of you to a position with responsibilities or duties of a materially lesser status or degree than your position as of the date this Plan was adopted;
(ii)	any material breach of any terms or conditions of any written agreement between the Company and you by the Company not caused by you; or
(iii)

the requirement by the Company that you relocate out of the Minneapolis/St. Paul Metropolitan area or metropolitan area designated by the Company at the later of your initial employment date or the date this Plan is adopted by the Company.

“Good Reason” shall not exist unless you have first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i) through (iii) above within 90 days of the condition’s initial occurrence, such condition is not fully remedied by the Company within 30 days after the Company’s receipt of written notice from you, and your termination of employment with the Company occurs no later than 130 days after the condition’s initial occurrence.

“Change in Control”. For purposes of this Plan, a qualifying “Change in Control” means a “Change in Control” as defined in the Tactile Systems Technology, Inc. 2016 Equity Incentive Plan.

“Disability”. For purposes of this Plan, “Disability” means your inability to perform on a full-time basis the duties and responsibilities of your employment with the Company by reason of your illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 180-day period. A period of inability is “uninterrupted” unless and until you return to full-time work for a continuous period of at least 30 days.

“Termination Date”. For purposes of this Plan, “Termination Date” means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

Timely Release Required. Regardless of the reason for your termination, you will not be eligible for Plan benefits unless you sign an approved release form after your employment with the Company actually terminates, timely deliver such signed release form to the Company and do not rescind the release during any period during which rescission is permissible. You may obtain a copy of the current release form at any time by contacting the Company’s Human Resources Department. However, the Company will determine the contents of the release form, and may revise it from time to time as appropriate to deal with particular severance situations. As such, the release form you will be required to sign to receive benefits under the Plan may differ from any release form you previously received.

The release will generally include provisions addressing a full release of all claims you may have against the Company and related individuals and entities (to the full extent permitted under applicable law) and provisions concerning your ongoing compliance with your non-disclosure of confidential information, assignment of intellectual property, non-competition and non-solicitation obligations to the Company, including those obligations that survive the termination of your employment with the Company. Severance benefits will be paid only after any period for rescinding the release has expired. If you violate any provisions of the release, the Company will no longer be required to pay you any remaining severance benefits due to you under the Plan.

Ineligibility for Benefits. Severance benefits will not be paid under this Plan in any of the following circumstances:

➢	You are offered another position with the Company (or the successor/ purchasing entity) and you refuse to accept that position, other than for Good Reason.
➢	You voluntarily terminate your employment with the Company (or the successor/purchasing entity), other than for Good Reason.
➢	Your termination of employment occurs more than 12 months after a Change in Control occurs.
➢	Your termination of employment does not qualify as a “separation from service” under Section 409A of the Code.
➢	Your employment is terminated by the Company (or the successor/ purchasing entity) for Cause.
➢	Your employment terminates due to death, Disability, or failure to return to work for the Company following a leave of absence, layoff or any other period of authorized absence from the Company.
➢	You have not signed a Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement.
➢	You refuse to sign the release form prepared by the Company, or you rescind the release before it becomes final.
➢	You breach any provisions included in the release form prepared by the Company.

IV.PLAN BENEFITS

A Participant who experiences a qualifying severance event under Section III while a Participant will be eligible to receive severance benefits under the Plan, including severance pay and vesting of equity awards as set forth below.

Severance Pay (CEO)

If you are a Participant, you are the Chief Executive Officer of the Company, and you experience a qualifying severance event and you otherwise qualify for benefits under the Plan, then you will be entitled to the severance pay and benefits described below.

Qualifying Severance Event Before a Change in Control:

The Company will pay you an amount equal to two times your annualized base salary as of your Termination Date, payable in substantially equal installments in accordance with the Company’s regular payroll schedule commencing with the first normal payroll date of the Company following the Termination Date and continuing for 24 months thereafter, provided that any installments that would have been paid during the 60 day period immediately following the Termination Date shall be held by the Company until the first payroll date occurring more than 60 days after the Termination Date.

If you are eligible for and take all steps necessary to continue your group health insurance coverage with the Company following the Termination Date, the Company will pay for the portion of the premium costs for such coverage that the Company would pay if you had remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of 18 consecutive months after the Termination Date (or until you receive group health or dental coverage from another employer, if earlier).

Qualifying Severance Event Within 12 Months After a Change in Control:

The Company will pay you an amount equal to two times the sum of (i) your annualized base salary as of your Termination Date, plus (ii) your target incentive bonus as of your Termination Date, less applicable withholdings, payable in a lump sum on the Company’s first payroll date occurring more than 60 days after the Termination Date (but no later than 75 days after the Termination Date).

If you are eligible for and take all steps necessary to continue your group health insurance coverage with the Company following the Termination Date, the Company will pay for the portion of the premium costs for such coverage that the Company would pay if you had remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of 18 consecutive months after the Termination Date (or until you receive group health or dental coverage from another employer, if earlier).

Severance Pay (Non-CEO)

If you are a Participant, you are employed in any position other than Chief Executive Officer of the Company, and you experience a qualifying severance event and you otherwise qualify for benefits under the Plan, then you will be entitled to the severance pay and benefits described below.

Qualifying Severance Event Before a Change in Control:

The Company will pay you an amount equal to one times your annualized base salary as of your Termination Date, payable in substantially equal installments in accordance with the Company’s regular payroll schedule commencing with the first normal payroll date of the Company following the Termination Date and continuing for 12 months thereafter, provided that any installments that would have been paid during the 60 day period immediately following the Termination Date shall be held by the Company until the first payroll date occurring more than 60 days after the Termination Date.

If you are eligible for and take all steps necessary to continue your group health insurance coverage with the Company following the Termination Date, the Company will pay for the portion of the premium costs for such coverage that the Company would pay if you had remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of 12 consecutive months after the Termination Date (or until you receive group health or dental coverage from another employer, if earlier).

Qualifying Severance Event Within 12 Months After a Change in Control:

The Company will pay you an amount equal to one times the sum of (i) your annualized base salary as of your Termination Date, plus (ii) your target incentive bonus as of your Termination Date, less applicable withholdings, payable in a lump sum on the Company’s first payroll date occurring more than 60 days after the Termination Date (but no later than 75 days after the Termination Date).

If you are eligible for and take all steps necessary to continue your group health insurance coverage with the Company following the Termination Date, the Company will pay for the portion of the premium costs for such coverage that the Company would pay if you had remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of 12 consecutive months after the Termination Date (or until you receive group health or dental coverage from another employer, if earlier).

Equity Vesting

If you experience a qualifying severance event and you otherwise qualify for benefits under the Plan, and the Termination Date occurs before a Change in Control, then with respect to any equity-based award that has been granted to you under the Company’s applicable equity incentive plan and is outstanding and not fully vested on such Termination Date (an “Equity Award”), a number of shares, as determined below, of such Equity Award will vest as of the date your release becomes irrevocable.

●	Time-Based Vesting: The number of shares or stock units which will become vested for an Equity Award that is solely subject to time-based vesting shall be (1) the number of shares or stock units subject to the Equity Award multiplied by a fraction (x) whose numerator is the number of days elapsed during the applicable vesting period prior to your Termination Date and (y) whose denominator is the total number of days in the vesting period, minus (2) the number of shares or stock units as to which the Equity Award had vested prior to your Termination Date.
●	Performance-Based Vesting: First, each Equity Award that is subject to the satisfaction of performance goals over a performance period (“Performance Awards”) which has more than one sub-performance periods or performance years will be divided into separate tranches of awards for each applicable period or year, with such accelerated vesting determined separately for each tranche. If the Performance Award has only one performance period or performance year, the entire award will be considered one tranche. Then, the number of shares or stock units subject to a tranche of a Performance Award that will become vested will be determined as follows:
o	The number of shares that will vest for a tranche of a Performance Award with a completed performance period or performance year that is subject to additional time-based vesting, including, for avoidance of doubt, the time between the end of a performance period and the date of certification of performance, shall be (1) the number of earned number of shares or stock units subject to the tranche based on actual performance achieved, multiplied by (2) a fraction (x) whose numerator is the number of days between the first day of the applicable performance period or performance year and your Termination Date and (y) whose denominator is the total number of days between the first day of the applicable performance period or performance year and the date of the tranche’s certification of performance.
o	The number of shares that will vest for a tranche of a Performance Award if the Termination Date occurs between the first and last day of the performance period or performance year shall be (1) the number of shares or stock units subject to that tranche that would otherwise be earned and vest at the end of the applicable performance period or performance year if target level performance had been achieved, multiplied by (2) a fraction (x) whose numerator is the number of days between the first day of the applicable performance period or performance year and your Termination Date and (y) whose denominator is the total number of days between the first day of the applicable performance period or performance year and the scheduled vesting date.
o	If a performance period or performance year for a tranche of a Performance Award has not yet commenced as of your Termination Date, you will not vest in that tranche and the shares or stock units will be automatically forfeited.

If you experience a qualifying severance event and you otherwise qualify for benefits under the Plan, and the Termination Date occurs within 12 months after a Change in Control, then the unvested portion of any Equity Award which is not a Performance Award that is outstanding on such Termination Date will vest in full as of the date your release becomes irrevocable. If the Equity Award is a Performance Award, the number of shares that will vest will be (1) the number of shares or stock units that would otherwise vest at the end of the applicable performance period if target level performance had been achieved, minus (2) the number of shares or stock units as to which the Equity Award had vested prior to your Termination Date.

If an Equity Award is a stock option or stock appreciation rights award, it will remain exercisable to the extent so vested for one year after your Termination Date, but no later than the expiration date of the award. This extension of the post-termination exercise period will cause any of your stock options which are “incentive stock options” pursuant to Section 422 of the Code (“ISOs”) to no longer be treated as ISOs and to convert to nonqualified stock options.

Any Equity Award not vested after application of the equity vesting provisions of this Plan will be cancelled and permanently forfeited.

Section 409A

This Plan is intended to provide for payments and benefits that are exempt from, or that comply with, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Each payment or benefit made pursuant to this Plan shall be deemed to be a separate payment for purposes of Code Section 409A. In addition, payments or benefits pursuant to this Plan shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Plan shall be construed accordingly. To the extent that any amounts payable under this Plan are required to be delayed under Code Section 409A, such amounts are intended to be and should be considered for purposes of Code Section 409A as separate payments from the amounts that are not required to be delayed. Notwithstanding anything herein to the contrary, if any Participant is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Termination Date, then no payments of deferred compensation subject to Code Section 409A and payable due to such Participant’s separation from service shall be made under this Plan before the first business day that is six months after the Termination Date (or upon the Participant’s death, if earlier) (the “Specified Period”). Any deferred compensation payments that would otherwise be required to be made to a Participant during the Specified Period will be accumulated by the Company and paid to the Participant on the first day after the end of the Specified Period. The foregoing restriction on the payment of amounts to a Participant during the Specified Period will not apply to the payment of employment taxes.

Section 280G

If any payment or benefit to be paid or provided to a Participant under this Plan, taken together with any payments or benefits otherwise paid or provided to such Participant by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to such Participant is less than what the net after-tax amount to such Participant would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times such Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times such Participant’s base amount, less $1.00. Should such a reduction in payments and benefits be required, such Participant shall be entitled, subject to the following sentence, to designate those payments and benefits under this Plan or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to such Participant and avoid characterization of such aggregate payments and benefits as a parachute payment. The Company will provide such Participant with all information reasonably requested by such Participant to permit the Participant to make such designation. To the extent that such Participant’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if such Participant fails to make such a designation within ten business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Company’s determination. A net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

Reductions of Severance Benefits

Except as otherwise provided in this Plan, all severance benefits payable under this Plan will be reduced, as and when it is otherwise payable, by the amount of any severance or similar payment required to be paid to you by the Company under applicable federal, state, and local laws. Cash severance payments are also subject to all applicable withholding due on any severance benefits, including state and federal income tax withholding and FICA and Medicare tax withholding.

Coordination/Offsets for Employment Agreements

If you are party to an individual written employment contract or agreement with the Company (or a subsidiary) that provides for the payment of any benefits upon termination of your employment, then your cash severance benefits under this Plan will be reduced as follows. Any cash severance pay under this Plan will be reduced (offset), as and when it is otherwise payable, by the amount of any cash payment made or due to be made by the Company to you pursuant to an employment contract, agreement or other severance arrangement, to the extent such payment is called a severance payment or otherwise becomes payable due to a termination of your employment with the Company (but not including any cash severance payments that are specifically due to COBRA premiums or outplacement) . If such an agreement, contract or arrangement provides for cash severance payments in excess of those provided under this Plan, no severance pay will be due under this Plan. However, you may still be eligible for other benefits under the Plan, to the extent benefits are not duplicative of what you are receiving under the agreement, contract or arrangement.

Termination of Severance Benefits

All severance benefits payable under this Plan will be terminated if the Company determines that you have violated your ongoing obligations with respect to non-disclosure of confidential information, assignment of intellectual property, non-competition and non-solicitation, including those obligations under your Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement and any other agreement with the Company that survive the termination of your employment with the Company. Specifically with respect to Equity Awards, and notwithstanding anything to the contrary in any agreement evidencing an Equity Award, if you violate any of your ongoing obligations described above, then (i) you will immediately forfeit all outstanding Equity Awards and any right to receive shares thereunder, and (ii) with respect to shares that have been issued pursuant to an Equity Award within two (2) years prior to such violation, you shall either (A) return such shares to the Company or (B) pay to the Company in cash an amount equal to the fair market value of the shares as of the date their receipt became taxable to you.

V.AMENDMENT AND TERMINATION OF THE PLAN

Except as provided below, the Company reserves the right in its discretion to amend or terminate this Plan, or to alter, reduce, or eliminate any severance benefit, practice or policy hereunder, in whole or in part, at any time and for any reason without the consent of or notice to any employee or any other person having any beneficial interest in this Plan. Such action may be taken by the Board of the Company, the Compensation Committee of the Board, or by any other individual or committee to whom such authority has been delegated by the Board.

However, during the 12-month period following a Change in Control, the Plan may not be amended, terminated or otherwise altered to reduce the amount (or negatively change the terms) of any severance benefit that becomes payable to a Participant who was a Participant in the Plan on the day prior to the Change in Control. In addition, if a Change in Control occurs within the 6-month period following the effective date of an amendment to terminate the Plan or otherwise reduce the amount (or negatively alter the terms) of any severance benefit under the Plan, such amendment (or portion of such amendment) will become null and void upon the Change in Control. Upon the Change in Control, the Plan will automatically revert to the terms in effect prior to the adoption of said amendment.

Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Section 409A of the Internal Revenue Code of 1986, as amended (and the regulations or other applicable guidance thereunder).

VI.SUBMITTING CLAIMS FOR BENEFITS

Normally, the Company will determine an employee’s eligibility and benefit amount on its own and without any action on the part of the terminating employee, other than returning the release form. The severance payments will begin as soon as administratively feasible after the date the release becomes irrevocable.

Formal Claims for Benefits. If you think you are entitled to benefits but have not been so notified by the Company, if you disagree with a decision made by the Company, or if you have any other complaint regarding the Plan that is not resolved to your satisfaction, you or your authorized representative may submit a written claim for benefits. The claim must be submitted to the Company’s Human Resources Department within six months after the date you terminated employment. Claims received after that time will not be considered.

The Company will ordinarily respond to the claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving you written notice of the extension, the reason why the extension is necessary, and the date a decision is expected.

The Company will give you a written notice of its decision if it denies your claim for benefits in whole or in part. The notice will explain the specific reasons for the decision, including references to the relevant plan provision upon which the decision is based, with a description of any additional material or information necessary for you to perfect your claim, and the procedures for appealing the decision.

Appeals. If you disagree with the initial claim determination, in whole or in part, you or your authorized representative can request that the decision be reviewed by filing a written request for review with the Company’s Human Resources Department within 60 days after receiving notice that the claim has been denied. You or your representative may present written statements describing reasons why you believe the claim denial was in error, and should include copies of any documents you want us to consider in support of your appeal. Your claim will be decided based on the information submitted, so you should make sure that your submission is complete. Upon request to the Company, you may review all documents we considered or relied on in deciding your claim. (You may also receive copies of these documents free of charge.)

Any appeal will be reviewed and decided by person(s) other than the person(s) who made the determination on your original claim. Generally, the decision will be reviewed within 60 days after the Company receives a request for review. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision on the appeal, which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.

Limitations Period. The claims procedure above is mandatory. If an employee has completed the entire claims procedure and still disagrees with the outcome of the employee’s claim, the employee may commence a civil action under § 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The employee must commence such civil action within one year of the date of the final denial, or the employee will waive all rights to relief under ERISA.

VII.PLAN ADMINISTRATION

The following information relates to the administration of the Plan and the determination of Plan benefits.

Type of Plan: The Plan is a severance benefit plan.

Plan Administrator/Plan Sponsor: The Company is the “Plan Sponsor” and “Plan Administrator” of this Plan. Communications to the Company regarding the Plan should be addressed to:

Tactile Systems Technology, Inc.
3701 Wayzata Blvd., Suite 300
Minneapolis, MN 55416
Attention: Chief Financial Officer
Telephone: +1 (612) 355-5100

As Plan Administrator, the Company has complete discretionary authority to interpret the provisions of the Plan and to determine which employees are eligible to participate and eligible for Plan benefits, the requirements to receive severance benefits, and the amount of those benefits. The Company also has authority to correct any errors that may occur in the administration of the Plan, including recovering any overpayment of benefits from the person who received it.

Employer Identification Number: 41-1801204

Plan Year: The calendar year. The first Plan Year is a short Plan Year, starting on the date the Plan was initially adopted and ending on December 31, 2018.

Agent for Service of Legal Process: Legal process regarding the Plan may be served on the Company at the address listed above.

Assignment of Benefits: You cannot assign your benefits under this Plan to anyone else, and your benefits are not subject to attachment by your creditors. The Company will not pay Plan benefits to anyone other than you (or your estate, if you die after having a qualifying severance event but before receiving the complete severance amount payable to you up to the date of your death).

Governing Law: This Plan, to the extent not preempted by ERISA or any other federal law shall be governed by and construed in accordance with, the laws of the State of Minnesota.

Employment Rights: Establishment of the Plan shall not be construed to in any way modify the parties’ at-will employment relationship, or to give any employee the right to be retained in the Company’s service or to any benefits not specifically provided by the Plan. The right of an employer to terminate the employment relationship of an employee (or to accelerate the termination date) will not in any way be affected by the terms of this Plan or any release.

Successor/Purchasing Entity: For the avoidance of doubt, references in this Plan to the “Company” include, after a Change in Control or other corporate transaction, the successor to the Company or purchasing entity.